First Amendment to Participation Agreement

Great-West Life & Annuity Insurance Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation, in consideration of their mutual promises made herein, hereby amend their Participation Agreement ("Agreement"), dated May 1,1999 by doing all of the following:

 I. Revising the recitals to indicate, wherever appropriate, that

        WHEREAS, the variable life insurance and/or variable annuity products identified on Schedule A hereto ("Contracts") have been or will be registered by the Company under the Securities Act of 1933, unless such Contracts are exempt from registration thereunder; and

        WHEREAS, the Company has registered or will register the Separate Accounts identified on Schedule A as unit investment trusts under the 1940 Act, unless such Accounts are exempt from registration thereunder.

 II. Replacing section 1.6 in its entirety with the following:

        The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the variable annuity and life insurance contracts with the form number(s) which are listed on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be amended from time to time hereafter by mutual written agreement of all parties hereto, (the "Contracts") shall be invested in the Fund, in such other Funds advised by the Adviser as may be mutually agreed to in writing by the parties hereto, or in the Company's general account, provided that such amounts may also be invested in an investment company other than the Fund if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of all the Portfolios of the Fund; or (b) the Company gives the Fund and the Underwriter 30 days written notice of its attention to make such other investment company available as a funding vehicle for the Contracts; or
(c) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Fund and Underwriter prior to their signing this Agreement; or
(d) the Fund or Underwriter consents to the use of such other investment company; and Underwriter shall be under a duty of good faith and shall not unreasonably withhold its consent concerning the addition of a particular additional investment company or companies.



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III. Replacing section 2.1 in its entirety with the following:

        The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or are exempt from registration thereunder; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with applicable state insurance suitablity requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the Insurance Code of the State of Colorado and, unless exempt from registration thereunder, has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

 IV. Replacing section 2.5(b) in its entirety with the following:

        (b) With respect to Service Class and Service Class 2 Shares, the Fund has adopted a Rule 12b-l Plan under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved the Fund's Rule 12b-l Plan to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-l Plan will be approved by a similarly constituted board of trustees.

 V. Adding the following sentence to section 3.1:

        Wherever the term "prospectus" is used in this Agreement in relation to the Contracts or the Accounts, the term shall be deemed to include each prospectus, registration statement, private offering memorandum or other disclosure document for the Contract or the Account.

 VI. Replacing section 4.6 in its entirety with the following:

        4.6. The Company will provide to the Fund at least one complete copy of all registration statements, Disclosure Documents, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities or, if

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        a Contract and its associated Account are exempt from registration, at the time such documents are first published.

VII. Replacing section 5.3 in its entirety with the following:

        5.3. The Company shall bear the expenses of distributing the Fund's prospectus and reports to owners of Contracts issued by the Company. The Fund shall bear the costs of soliciting Fund proxies from Contract owners, including the costs of mailing proxy materials and tabulating proxy voting instructions, not to exceed the costs charged by any service provider engaged by the Fund for this purpose. The Fund and the Underwriter shall not be responsible for the costs of any proxy solicitations other than proxies sponsored by the Fund.


 VIII. Replacing Schedule A with the Revised Schedule A, attached.

 IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of November l, 2000.


 Great-West Life & Annuity Insurance        Variable Insurance Products Fund II
 Company





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[GRAPHIC OMITTED][GRAPHIC OMITTED]
                                  [GRAPHIC OMITTED][GRAPHIC OMITTED]
 [GRAPHIC OSenior Vice PresidentED]
 Fidelity Distributors Corporation


 By:      _

 Name:       Kevin J/^Kelly
 Title:         Vice Resident


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                                      SCHEDULE A
                        Separate Accounts and Associate Contracts




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 Name of Separate Account
 and Date Established__

Policy Form Numbers of Contracts
by Separate Account__________


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FutureFunds Series Account

 November 15,1983
 GTDAMF92 Vol
 GTDAMF92 ER
 GTSMF184-1
 GTSAMF191


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Maxim Series Account

June 24,1981
J401

J410



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 COLIVUL - 1 Series Account       July 23,1997
                             J350


 COLI VUL - 2 Series Account       November 25,1997
                             J355

































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